EXHIBIT 99.1

3790 Park Central Boulevard North

Pompano Beach, FL 33064

NEWS

June 11, 2008

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. ANNOUNCES

ELECTION OF NEW DIRECTOR

POMPANO BEACH, FL - Imperial Industries, Inc. (Nasdaq CM: “IPII”) (the “Company”) today announced that Douglas P. Kintzinger was elected a Director of the Company at its Annual Meeting of Stockholders held on June 9, 2008.

Mr. Kintzinger currently serves as Executive Vice President and Chief Financial Officer of Jeld-Wen Holdings, Inc., a manufacturer and distributor of doors, windows and related building materials products. In addition, he serves as Chairman of the Board of South Valley State Bank, a state bank, and as a Director of Jeld-Wen Tradition Foundation, a charitable foundation, Oregon Tech Foundation, a non-profit fund raising arm of Oregon Institute of Technology, Brooks Resources Corporation, a real estate development company and Hampton Affiliates, a manufacturer of lumber products.

S. Daniel Ponce, Imperial’s Chairman of the board stated: “We are excited about Mr. Kintzinger joining the Board of Directors of our Company and adding his professional guidance and expertise, particularly in all the various financial aspects of our business.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the states of Florida, Georgia, Mississippi, Alabama and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the

Page 2 of News Release dated June 11, 2008

“Forward-Looking Statements” sections of the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission (“SEC”).